EXHIBIT 99.2
NEWS RELEASE

EATON VANCE CORP.
24 Federal Street, Boston, MA  02110
(617) 482-8260
CONTACT:  William M. Steul



                                                                October 13, 1998

                                                           FOR IMMEDIATE RELEASE


           EATON VANCE CORP. EXPLAINS EFFECTS OF CHANGE IN ACCOUNTING
                          FOR CERTAIN SALES COMMISSIONS

Eaton Vance Corp.'s financial statements will be affected by an October 8,1998 Financial Accounting Standards Board (FASB) staff announcement that changes the long-standing treatment of sales commissions incurred by an investment adviser for the distribution of shares of certain types of funds. Under the new requirement, sales commissions paid by the adviser with respect to funds that do not have both Rule 12b-1 distribution fees and contingent deferred sales charges must now be treated as start-up costs and expensed as incurred. Previously, such commissions were capitalized on the balance sheet of the adviser and amortized over future years. Eaton Vance's financial statements will be affected by this accounting change because the Company sponsors several types of funds (representing about one-third of fund assets under management) that are covered by the announcement. These covered funds include certain continuously offered closed-end funds which invest in corporate loans, some privately offered funds, and a new exchange-traded closed-end fund scheduled to close in late October, 1998.

Commissions for covered funds that Eaton Vance paid and capitalized before July 24, 1998 will be reflected as a "cumulative effect of a change in accounting principle" in the Company's financial statements for its first quarter, fiscal year 1999 (commencing November 1, 1998). This "below-the-line" one-time adjustment to net income, expected to be in the range of $36 million to $38 million, will extinguish deferred commissions that would otherwise have been amortized in future years.

The FASB staff announcement also requires that after July 23, 1998, sales commissions for covered funds must be expensed as incurred, rather than capitalized and amortized over future years. Because Eaton Vance is sponsoring and paying sales commissions for a new closed-end fund that is scheduled to close in October, 1998, an expense equal to those sales commissions will be reflected in the fourth quarter of the current fiscal year ending October 31, 1998. The precise effect of this expense on Eaton Vance's financial statements for fiscal year 1998 cannot be determined until the offering is completed at the end of the fourth quarter. Paradoxically, as a result of the new accounting requirement, the more successful this offering is, the more commissions will be paid and expensed in fiscal year 1998, thereby reducing reported earnings for that year. However, since all sales commissions related to the new fund will be

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expensed in fiscal  year 1998,  earnings  derived  from this fund in fiscal year
1999 (which begins November 1, 1998) and thereafter will be higher than they would have been if the commissions had been capitalized and amortized in those years.

As a result of the FASB staff announcement, different types of funds which can have equivalent economic outcomes (identical cash flows) for Eaton Vance will have different accounting treatments for fund sales commissions. For example, sales commissions for closed-end funds, including continuously offered closed-end funds with contingent deferred sales charges, will be expensed immediately, while sales commissions for open-end funds will be capitalized and amortized. Under the new required accounting treatment, Eaton Vance's reported earnings may be reduced in a quarter when the Company pays and immediately expenses commissions for covered funds. However, the earnings derived from these funds are expected to be higher in subsequent periods, because the continuous fee income from such funds will not be reduced by amortized commission payments. The Company is exploring ways to minimize the effect on future reported earnings that may result from the FASB staff announcement.

Eaton Vance Corp., a Boston-based investment management firm, is traded on the New York Stock Exchange under the symbol EV.

This news release contains statements which are not historical facts, referred to as "forward-looking statements." The Company's actual future results may differ significantly from those stated in any forward-looking statements, depending upon factors such as the volume of sales and repurchases of fund shares, and the continuation of fund investment advisory, administration, distribution and service contracts.


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